INSIGNIA

CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2006, 2005 and 2004

CONTENTS

BPM®
BURR, PILGER & MAYER LLP
Accounting • Consulting • Wealth Management

REPORT OF INDEPENDENT AUDITORS

To The Board of Directors and Shareholders of
Insignia Solutions plc:

We have audited the accompanying consolidated balance sheets of Insignia Solutions plc and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insignia Solutions plc and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in April 2007 the Company sold substantially all of its assets to Smith Micro Software, Inc. As a result of this transaction, the Company has no ongoing business operations. This factor, in addition to its recurring losses from operations, net capital deficiency and accumulated deficit, raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, on January 1, 2006 the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), "Share Based Payment" applying the modified prospective method.

Burr, Pilger & Mayer LLP

San Jose, California
June 1, 2007

333 W. SANTA CLARA STREET, SUITE 920 ■ SAN JOSE, CA 95113 ■ TEL: 408 298-7676 ■ FAX: 408 298-6324 ■ WWW.BPMLLP.COM

INSIGNIA SOLUTIONS PLC

CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

ASSETS	2006	2005
	(in thousands)	
Current assets:		
Cash and cash equivalents	$ 341	$ 1,216
Restricted cash and cash equivalents	20	68
Accounts receivable, net of allowance for doubtful accounts of $100,000 in 2006 and $175,000 in 2005	926	1,271
Tax receivable	-	192
Prepaid expenses and other current assets	115	332
Note receivable from related party	-	50
Total current assets	1,402	3,129
Property and equipment, net	102	87
Intangible assets, net	1,703	2,095
Goodwill	1,115	592
Other assets	42	214
Total assets	$ 4,364	$ 6,117
LIABILITIES AND SHAREHOLDERS' DEFICIT		
Current liabilities:		
Accounts payable	$ 1,544	$ 1,240
Accrued liabilities	2,562	1,426
Subsidiary preferred stock liability	-	1,975
Warrant liability	-	1,975
Short-term debt	1,278	524
Notes payable to related parties	873	-
Deferred revenue	153	183
Total current liabilities	6,410	7,323
Commitments and contingencies (Note 7)		
Shareholders' deficit		
Peferred shares, 1 pence par value: 3,000,000 shares authorized; no shares issued	-	-
Ordinary shares, 1 pence par value: 110,000,000 shares authorized; 50,438,247 shares and 42,897,776 shares issued and outstanding in 2006 and 2005, respectively	14,750	14,634
Additional paid-in capital	72,769	66,850
Ordinary share subscription	840	729
Accumulated deficit	(89,944)	(82,958)
Accumulated other comprehensive loss	(461)	(461)
Total shareholders' deficit	(2,046)	(1,206)
Total liabilities and shareholders' deficit	$ 4,364	$ 6,117

The accompanying notes are an integral part of these financial statements.

INSIGNIA SOLUTIONS PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2006, 2005 and 2004
(in thousands)

	2006	2005	2004
Net revenues:			
License	$ 1,813	$ 2,394	$ 521
Service	1,025	784	20
Total net revenues	2,838	3,178	541
Costs of net revenues:			
License	300	365	28
Service	383	256	14
Total costs of net revenues	683	621	42
Gross profit	2,155	2,557	499
Operating expenses:			
Sales and marketing	2,193	2,637	2,511
Research and development	2,511	2,666	2,807
General and administrative	3,135	3,664	2,579
Amortization of intangible assets	92	71	-
Total operating expenses	7,931	9,038	7,897
Loss from operations	(5,776)	(6,481)	(7,398)
Interest income (expense), net	(153)	(2,080)	6
Other income (expense), net	(368)	170	249
Liquidated damages on subsidiary preferred stock	(680)	-	-
Loss before income tax expense (benefit)	(6,977)	(8,391)	(7,143)
Income tax expense (benefit)	9	(29)	(81)
Net loss	(6,986)	(8,362)	(7,062)
Accretion of dividend on subsidiary preferred stock	(404)	(108)	-
Deemed dividend related to beneficial conversion feature of subsidiary preferred stock	-	(611)	-
Net loss attributable to ordinary shareholders	$ (7,390)	$ (9,081)	$ (7,062)

The accompanying notes are an integral part of these financial statements.

Insignia Solutions PLC

Consolidated Statements of Shareholders' Equity (Deficit)

for the years ended December 31, 2006, 2005 and 2004

(in thousands, except share data)

	Ordinary Shares		Additional paid-in Capital	Ordinary Share Subscription	Accumulated deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Equity (Deficit)
	Shares	Amount					
Balances, December 31, 2003	25,169,494	$ 8,111	$ 61,898	$ 575	$ (67,534)	$ (461)	$ 2,589
Shares issued under employee stock purchase plans	142,079	52	24	-	-	-	76
Shares issued upon exercise of warrants	470,000	172	218	-	-	-	390
Warrant issue costs	-	-	353	-	-	-	353
Shares issued upon the exercise of employee stock options	602,906	220	314	-	-	-	534
Shares issued under private placement, net of issuance costs	9,337,726	3,384	1,614	(575)	-	-	4,423
Reclassification of expired mandatorily redeemable warrants	-	-	38	-	-	-	38
Net loss	-	-	-	-	(7,062)	-	(7,062)
Balances, December 31, 2004	35,722,205	11,939	64,459	-	(74,596)	(461)	1,341
Shares issued under employee stock purchase plans	45,369	17	4	-	-	-	21
Warrant issue costs	-	-	329	-	-	-	329
Options issued to non-employees	-	-	54	-	-	-	54
Shares issued upon the exercise of employee stock options	245,951	92	2	-	-	-	94
Shares issued for acquired business, net of issuance costs	2,969,692	1,117	892	687	-	-	2,696
Shares issuable in connection with convertible notes payable and with consulting agreement	-	-	-	42	-	-	42
Shares issued under private placements and proceeds from subsidiary's private placements	3,519,808	1,330	1,173	-	-	-	2,503
Shares issued upon conversion of subsidiary stock to parent company ordinary shares	194,751	68	(68)	-	-	-	-
Shares issued in connection with debt	200,000	71	5	-	-	-	76
Beneficial conversion feature and accretion related to subsidiary preferred stock	-	-	719	-	-	-	719
Deemed dividend and accretion related to subsidiary preferred stock	-	-	(719)	-	-	-	(719)
Net loss	-	-	-	-	(8,362)	-	(8,362)
Balances, December 31, 2005	42,897,776	14,634	66,850	729	(82,958)	(461)	(1,206)
Shares issued upon conversion of subsidiary stock to parent company ordinary shares	2,627,183	47	(47)	-	-	-	-
Shares issued upon exercise of warrants, net of issuance costs and unamortized debt discount	3,923,392	52	1,028	-	-	-	1,080
Reclassification of subsidiary preferred stock and warrant liabilities	-	-	3,950	-	-	-	3,950
Shares issued for acquired business	989,896	17	670	(687)	-	-	-
Employee stock-based compensation	-	-	314	-	-	-	314
Shares issuable in connection with consulting agreements	-	-	-	118	-	-	118
Shares issuable for liquidated damages on subsidiary preferred stock	-	-	-	680	-	-	680
Accretion of dividend related to subsidiary preferred stock	-	-	404	-	-	-	404
Accretion of dividend related to subsidiary preferred stock	-	-	(404)	-	-	-	(404)
Net loss	-	-	-	-	(6,986)	-	(6,986)
Balances, December 31, 2006	50,438,247	$ 14,750	$ 72,769	$ 840	$ (89,944)	$ (461)	$ (2,046)

The accompanying notes are an integral part of these financial statements.

INSIGNIA SOLUTIONS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2006, 2005 and 2004
(in thousands)

	Year Ended December 31, 2006	2005	2004
Cash flows from operating activities:			
Net loss	$ (6,986)	$ (8,362)	$ (7,062)
Adjustments to reconcile net loss to net cash used in operating activities:			
Depreciation and amortization	437	397	104
Allowance for doubtful accounts	(75)	175	-
Gain on sale of product line	-	-	(302)
Non-cash charge for issuance of equity instruments	118	380	353
Loss on sale of property and equipment	25	18	-
Equity in net loss of affiliate	-	68	82
Interest accretion on warrant liability	-	1,975	-
Interest accretion on warrant	-	7	-
Non-cash interest expense	198	38	-
Impairment note receivable from related party	50	-	-
Employee stock-based compensation	314	-	-
Liquidated damages on subsidiary preferred stock	680	-	-
Net changes in assets and liabilities:			
Accounts receivable	420	(1,130)	(125)
Tax receivable	192	135	69
Prepaid expenses and other current assets	217	438	(86)
Other assets	172	19	(14)
Account payable	304	846	(155)
Accrued liabilities	512	177	(392)
Deferred revenue	(30)	139	(55)
Net cash used in operating activities	(3,452)	(4,680)	(7,583)
Cash flows from investing activities:			
Loan to affiliate	-	(50)	-
Investment in affiliate	-	-	(150)
(Increase) decrease in restricted cash	48	(18)	(30)
Purchases of property and equipment	(85)	(31)	(90)
Proceeds from sale of product line, net	-	-	1,268
Acquisition of Mi4e, net of cash acquired	-	107	-
Net cash provided by (used in) investing activities	(37)	8	998
Cash flows from financing activities:			
Proceeds from convertible promissory notes	-	275	-
Proceeds from the issuance of short-term debt and notes to related parties	2,302	1,100	-
Repayment of short-term debt and notes to related parties	(378)	(354)	-
Proceeds from financing	-	1,675	-
Proceeds from issuance of shares, net of issuance costs	690	2,175	4,275
Proceeds from exercise of warrants, net of issuance costs	-	-	390
Proceeds from exercise of stock options and employee stock purchase plan, net	-	115	610
Net cash provided by financing activities	2,614	4,986	5,275
Net increase (decrease) in cash and cash equivalents	(875)	314	(1,310)
Cash and cash equivalents, begining of the year	1,216	902	2,212
Cash and cash equivalents, end of the year	$ 341	$ 1,216	$ 902
Supplemental non-cash investing and financing activities:			
Accrual of acquisition earn-out	$ 523	$ 198	-
Reclassification of subsidiary prefered stock liability to equity upon amendment of regiastration rights agreement	1,975	-	-
Reclassification of warrant liability to equity upon amendment of registration rights agreement	1,975	-	-
Note payable converted to common stock	394	-	-
Notes payable converted to subsidiary perferred stock liability	-	250	-
Other receivable issued in exchange for subsidiary preferred stock liability	-	50	-
Non-cash issuance of shares for acquired business	-	2,749	-
Non-cash issuance of Series A subsidiary preferred stock upon conversion of promissory notes	-	275	-
Discount of Fusion promissory note allocating warrant value to additional paid in capital	-	120	-
Reclassification of mandatorily redeemable warrants to additional paid-in capital	-	-	38
Non-cash settlement of assets and liabilities related to sale of product line:			
Change in assets	-	-	2,400
Change in liabilities	-	-	(2,904)

The accompanying notes are an integral part of these financial statements.

1. Summary of Significant Accounting Policies

Organization and business

Insignia Solutions plc ("Insignia," the "Company," "we," "us," and "our" refer to Insignia Solutions plc and its subsidiaries) commenced operations in 1986, and until April 2007 developed, marketed and supported Mobile Device Management ("MDM") software technologies that enable mobile operators and phone manufacturers to configure, update and upgrade mobile devices using standard over-the-air data networks. Before 2003, our principal product line was the Jeode platform, based on our Embedded Virtual Machine ("EVM") technology. This product line was sold in April 2003.

We shipped our first MDM product in December 2003. In October 2004, we launched our Open Management Client ("OMC") product and in March 2005, we acquired Mi4e Device Management AB ("Mi4e"), a private company headquartered in Stockholm, Sweden. Mi4e was founded in 2003 and had $646,000 of sales in 2004. Mi4e's main product, a Device Management Server ("DMS"), is a mobile device management infrastructure solution for mobile operators that support the Open Mobile Alliance ("OMA") client provisioning specification.

Liquidity - going concern

On April 25, 2006, our American Depository Shares ("ADS") were delisted from the NASDAQ SmallCap Market and quotations for our ADSs currently appear in the National Daily Quotations Journal, often referred to as the "pink sheets". This delisting reduced the liquidity of the Company's securities, and has caused investors not to trade in the Company's securities and likely resulted in a lower stock price, making it more difficult for brokers to find buyers for our shares and lowering the net sales prices that our shareholders are able to obtain, and making it difficult for us to raise equity capital.

At December 31, 2006, we had cash and cash equivalents aggregating $341,000, net current assets of $1,402,000 and total current liabilities of $6,410,000. Based upon our forecast and estimates at December 31, 2006, we determined that our forecasted cash and cash equivalents would not be sufficient to meet our operating and capital requirements past January 2007.

On February 11, 2007, Insignia entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Smith Micro Software, Inc. ("Smith Micro"), pursuant to which Smith Micro agreed to acquire substantially all of the assets of the Company (the "Acquisition"). The Board of Directors of each party approved the Acquisition and the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company has agreed to indemnify Smith Micro against any and all claims and losses incurred or suffered by Smith Micro as a result of, among other things, any inaccuracy of any representation or warranty of the Company contained in the Asset Purchase Agreement for a period of one year. Under the terms of the Asset Purchase Agreement, which was amended and consummated on April 4, 2007, the aggregate consideration for the Acquisition was $18.575 million, consisting of:

- $12.5 million in cash;
- forgiveness of all indebtedness payable by Insignia under the Promissory Note (the principal amount of the note was $2.0 million on the closing date), and

1. **Summary of Significant Accounting Policies**, continued

Liquidity - going concern, continued

- a cash sum equal to the product of $2.575 million less the dollar amount of the Employee Liabilities (as defined in the amended Asset Purchase Agreement) assumed by Smith Micro at closing; provided that Smith Micro shall be entitled to withhold $500,000 of this amount until Insignia delivers to Smith Micro Insignia's audited financial statements (including the opinion of Insignia's independent accountants) as of and for the year ended December 31, 2006.

Smith Micro will hold back $1.5 million of the Acquisition consideration for twelve months as security for satisfaction of the Company's indemnification obligations under the Asset Purchase Agreement.

The consolidated financial statements contemplate the realization of assets and satisfaction of liabilities in the normal course of business. We have had recurring net losses of $7.0 million, $8.4 million and $7.1 million for the years ended December 31, 2006, 2005, and 2004, respectively, and net cash used in operations of $3.5 million, $4.7 million and $7.6 million for the years ended December 31, 2006, 2005, and 2004, respectively. Due to the consummation of the Asset Purchase Agreement, we have sold substantially all of our assets, including our intellectual property and current sources of revenue. As a result, we have no ongoing business operations. We are actively pursuing acquiring one or more operating companies. However, no assurances can be given that we will be able to find any acceptable merger candidates. These conditions raise substantial doubt about our ability to continue as a going concern and our ultimate decision may be to liquidate the Company. The consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of Insignia and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Financial instruments

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash aggregated $20,000 and $68,000 at December 31, 2006 and 2005, respectively. Restricted cash represents deposits for buildings in 2006 and 2005 and, in 2005, also includes a deposit for a credit card account.

Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities. Based on borrowing rates currently available to the Company for debt with similar terms, the carrying value of its notes payable approximates fair value.

1. **Summary of Significant Accounting Policies**, continued

Revenue recognition

We recognize revenue in accordance with Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition", as amended. SOP 97-2 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectibility is probable. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

At the time of the transaction, we assess whether the fee associated with our revenue transaction is fixed or determinable and whether or not collection is probable. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after the normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed or determinable. In these cases, we recognize revenue on the earlier of due date or cash collected.

We assess collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we will defer the fee and recognize revenue at the time collection becomes probable, which is generally upon receipt of cash.

For all sales, we use either a signed license agreement or a binding purchase order (primarily for maintenance renewals) as evidence of an arrangement.

For arrangements with multiple obligations (for example, undelivered maintenance and support), we allocate revenue to each component of the arrangement using the residual value method based on the fair value of the undelivered elements, which is specific to us. This means that we will defer revenue equivalent to the fair value of the undelivered elements. Fair value for the ongoing maintenance and support obligation is based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. Fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers.

Our arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, recognition occurs upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

We recognize revenue for maintenance and hosting services ratably over the contract term. Our training and consulting services are billed based on hourly rates, and we generally recognize revenue as these services are performed. However, at the time of entering into a transaction, we assess whether or not any services included within the arrangement require us to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of the total costs to complete the project as a percentage of the costs incurred to date and the estimated costs to complete.

1. **Summary of Significant Accounting Policies**, continued

Accounts receivable and allowance for doubtful accounts

We perform ongoing credit evaluations of our customers on a customer by customer basis and will adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain an allowance for estimated credit losses based upon historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within expectations and the allowance established, we cannot guarantee that we will continue to experience the same credit loss rates as in the past. Since our accounts receivable are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of accounts receivables and future operating results.

The preparation of financial statements requires us to make estimates of the uncollectibility of our accounts receivables. We specifically analyze accounts receivable and analyze historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Goodwill and intangible assets

Consideration paid in connection with acquisitions is required to be allocated to the acquired assets, including identifiable intangible assets, and the assumed liabilities. Acquired assets and liabilities are recorded based on an estimate of fair value, which requires significant judgment with respect to future cash flows and discount rates. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Intangible assets are comprised of customer relationships and technology and are being amortized using the straight-line method over the estimated useful lives of ten and five years, respectively. For intangible assets other than goodwill, we are required to estimate the useful life of the asset and recognize its cost as an expense over the useful life. We are required to test goodwill for impairment at least annually and more frequently if events or changes in circumstances suggest that the carrying amount may not be recoverable. We have determined that our consolidated results comprise one reporting unit for the purpose of impairment testing.

As of December 31, 2006, we performed our test for impairment of goodwill as required by Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). We completed our evaluation and concluded that goodwill was not impaired as of December 31, 2006 as the fair value of Insignia's equity securities exceeded its carrying value. The amount of goodwill as of December 31, 2006 and 2005 was $1,115,000 and $592,000, respectively. Future events could cause us to conclude that impairment indicators exist and that intangible assets or goodwill associated with our acquired business are impaired.

1. **Summary of Significant Accounting Policies**, continued

Property and equipment

Property and equipment is recorded at cost, or if leased, at the lesser of the fair value or present value of the minimum lease payments, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives which range from three to four years or the lease term if shorter. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in the determination of income (loss). Improvements that extend the life of a specific asset are capitalized while normal repairs and maintenance costs are charged to operations as incurred.

Impairment of long-lived assets

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. We have not identified any such impairment losses in the years ended December 31, 2006, 2005 and 2004.

Foreign currency translation

Our functional currency for our non-U.S. operations is the U.S. dollar. Certain monetary assets and liabilities of the non-U.S. operating companies are denominated in local currencies (i.e. not the U.S. dollar). Upon a change in the exchange rate between the non-U.S. currency and the U.S. dollar, we must remeasure the local non-U.S. denominated assets and liabilities to avoid carrying unrealized gains or losses on our consolidated balance sheet. Non-U.S. dollar denominated monetary assets and liabilities are remeasured using the exchange rate in effect at the balance sheet date, while nonmonetary items are remeasured at historical rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses related to balance sheet amounts, which are translated at historical exchange rates. Remeasurement adjustments and transaction gains or losses are recognized in the statement of operations during the period of occurrence. During our early years of existence, we used the pound sterling as the functional currency for our non-U.S. operations. Accordingly, translation gains and losses recognized during such periods have been included in the accumulated other comprehensive loss account.

We conduct our business in U.S. dollars, Euros (since 2005), Pounds sterling and Swedish Krona (since 2005). All amounts included in the consolidated financial statements and in the notes herein are in U.S. dollars unless designated otherwise. Foreign exchange transaction gains and losses included in other income (expense), net on the consolidated statements of operations were a loss of $255,000 in 2006, and gains of $55,000 in 2005 and $54,000 in 2004.

1. **Summary of Significant Accounting Policies**, continued

Software development costs

We capitalize internal software development costs incurred after technological feasibility has been demonstrated. We define establishment of technological feasibility as the completion of a working model. Such capitalized amounts are amortized commencing with the introduction of that product at the greater of the straight-line basis utilizing its estimated economic life, generally six months to one year, or the ratio of actual revenues achieved to the total anticipated revenues over the life of the product. At December 31, 2006, 2005 and 2004, no software development costs were capitalized.

Research and development

We expense the cost of research and development as incurred. Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy, software support and maintenance and equipment depreciation.

Stock-based compensation

Equity-based Payments

Effective January 1, 2006, the Company adopted the provisions of, and accounts for equity-based compensation in accordance with, SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which replaced SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with SFAS 123(R), equity-based compensation cost is measured at the grant date based on the fair value of the award. The Company elected the modified-prospective method. Under this transition method, equity-based compensation includes the amortized value of vesting equity-based payments granted prior to January 1, 2006, based on the grant date fair value as determined under SFAS 123, and those granted subsequently in accordance with SFAS 123(R). Results for prior periods have not been restated.

The effect of adopting SFAS 123(R) on the Company's loss before taxes and net loss for the year ended December 31, 2006 was as follows:

	Total
Employee stock-based compensation	$ 314,000
Tax effect	-
Net effect on net loss	$ 314,000

The adoption of SFAS 123(R) did not have any impact on the Company's cash flows during the year ended December 31, 2006.

The following table sets forth the pro forma amounts of net loss and net loss per share, for the years ended December 31, 2005 and 2004, that would have resulted if the Company had accounted for its employee stock plans under the fair value recognition provisions of SFAS 123 (amounts in thousands, except share data):

1. Summary of Significant Accounting Policies, continued

Equity-based Payments, continued

	Year ended December 31,	
	2005	2004
Net loss, as reported	$ (8,362)	$ (7,062)
Equity-based employee compensation expense included in reported net loss, net of tax	-	-
Total equity-based employee compensation expenses determined under fair-value-based method for all awards, net of tax	(176)	(636)
Net loss, pro forma	$ (8,538)	$ (7,689)

Valuation and Assumptions

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and employee stock purchase plan shares. The fair value of equity-based payment awards on the date of grant is determined by an option-pricing model using a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

Estimated volatility of the Company's common stock for new grants is determined based on the historical volatility of our stock price. The expected term was determined using the simplified method outlined in Staff Accounting Bulletin No. 107. The risk-free interest rate used in the option valuation model is from U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. In accordance with SFAS 123(R), the Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company used historical data to estimate option forfeitures and records equity-based compensation expense only for those awards that are expected to vest. All equity-based payment awards granted after January 1, 2006 are amortized on a straight-line basis, net of expected forfeitures, over the vesting periods.

The assumptions used to value equity-based payments are as follows:

	Year ended December 31,		
	2006	2005	2004
Option Plans:			
Expected Dividends	None	None	None
Expected term	6.08 years	4 years	4 years
Risk free interest rate	4.5-6.0%	3.8-4.4%	1.1-4.1%
Expected volatility rate	129-287%	104-277%	139-276%
Purchase Plan:			
Expected Dividends	N/A	None	None
Expected term	N/A	0.5 years	0.5 years
Risk free interest rate	N/A	2.9%	1.2-1.3%
Expected volatility rate	N/A	84%	66-198%

1. **Summary of Significant Accounting Policies**, continued

Valuation and Assumptions, continued

The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $0.19, $0.40 and $0.89 per share, respectively.

In the second quarter of 2006, Insignia suspended contributions to the Purchase Plan and returned payroll deductions already made back to employees. No shares were issued during 2006 under the Purchase Plan. There were no liabilities outstanding related to the Purchase Plan at December 31, 2006

As of December 31, 2006, there was $0.6 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested equity-based payments granted to employees. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures and is expected to be recognized over a weighted average period of 2.82 years.

Income taxes

We account for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than enactments of changes in the tax law or rates.

Concentrations of credit risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of trade accounts receivable.

Insignia's sole product line currently consists of its Device Management Suite ("IDMS") and OMC products for the mobile handset and wireless carrier industry. IDMS and OMC combined revenue accounted for 100% of our total revenues in 2006 and 2005. In 2004, the IDMS and OMC, and the Jeode product lines accounted for 83% and 17% respectively, of the total revenue. These products are sold primarily to software solutions providers, mobile operators and handset vendors.

We perform ongoing credit evaluations of our customers' and generally require no collateral. We maintain an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. At December 31, 2006 and 2005, our allowance for uncollectible accounts was $100,000 and $175,000 respectively. For the year ended December 31, 2006, two customers accounted for 54% of total revenues. For the year ended December 31, 2005, three customers accounted for 33% of total revenues.

Comprehensive income (loss)

SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires that all items recognized under accounting standards as components of comprehensive income (loss), be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items of other comprehensive income (loss) by their nature in an annual financial statement. Comprehensive income (loss), as defined, includes all changes in equity during a period from non-owner sources. The comprehensive loss is equal to the net loss for all periods presented.

1. **Summary of Significant Accounting Policies**, continued

New accounting pronouncements

In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 155 also resolves issues addressed in SFAS 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets". SFAS 155 (a) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (b) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, (c) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (d) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (e) amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of Insignia's 2007 fiscal year. Insignia is currently assessing the impact of SFAS 155, however, it does not anticipate that SFAS 155 will have a material impact on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109". FIN 48 addresses the recognition and measurement of uncertain income tax positions taken or expected to be taken in a tax return using a "more-likely-than-not" threshold and introduces a number of new disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of the adoption of FIN 48.

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"), "Quantifying Financial Statement Misstatements". SAB 108 provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged. The SEC Staff believes that companies should quantify errors using both a balance sheet and an income statement approach - and evaluate whether either of these approaches results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The Company does not expect the adoption to have a material impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, "Fair Value" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for The Company in fiscal 2009. The Company is evaluating the potential impact of the implementation of SFAS 157 on its financial position and results of operations.

1. Summary of Significant Accounting Policies, continued

New accounting pronouncements, continued

In September 2006, the FASB issued Statement No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R" ("SFAS 158"). SFAS 158 requires an entity to recognize in its balance sheet the funded status of its defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the benefit obligation. SFAS 158 also requires an entity to recognize changes in the funded status of a defined benefit postretirement plan within accumulated other comprehensive income, net of tax, to the extent such changes are not recognized in earnings as components of periodic net benefit cost. SFAS 158 is effective for the Company in fiscal 2007. The Company does not expect the implementation of this standard to have a material effect on the Company's financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company's choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. This Statement is effective as of the beginning of an entity's first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. The Company is currently evaluating whether the adoption of SFAS 159 will have a material effect on its financial position, results of operations or cash flows.

2. Mi4e Acquisition

On March 16, 2005, we acquired 100% of Mi4e, a private company headquartered in Stockholm, Sweden. The consideration paid in the transaction was 3,959,588 American depositary shares ("ADSs") representing ordinary shares. In addition, up to a maximum of 700,000 Euros (approximately $1.1 million at December 31, 2006) is payable in cash in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. As of December 31, 2006 and 2005, $721,000 and $198,000, respectively, have been earned and accrued for in the accompanying consolidated financial statements. Mi4e developed, marketed and supported software technologies that enable mobile operators and phone manufacturers to update firmware of mobile devices using standards over-the-air data networks. Its main product DMS is a mobile device management infrastructure solution for mobile operators that support the OMA Client Provisioning Specification. Mi4e has been reorganized and renamed as our wholly-owned subsidiary, Insignia Solutions Sweden.

The initial purchase price of approximately $3.0 million consisted of 3,959,588 ordinary shares (including 989,896 shares issued in March 2006) with a value of approximately $2,749,000 and acquisition costs of approximately $267,000. The fair value of Insignia's ordinary shares was determined using an average value of $0.6943 per share, which was the average closing price of Insignia's ordinary shares three days before and after the measurement date of February 10, 2005. The shares issuable in March 2006 were recorded as an ordinary share subscription on the consolidated balance sheet. These shares were issued in April 2006 and represent the final issuance of stock related to the acquisition. Earn-out amounts payable by Insignia to Mi4e's shareholders are recorded as additional purchase price and an increase to goodwill when they are earned, and such amounts were not included in the initial purchase price. Insignia allocated the initial purchase price to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.

2. Mi4e Acquisition, continued

The initial purchase price is allocated as follows (in thousands):

Allocation of purchase price:	
Tangible assets acquired	$ 497
Liabilities assumed	(275)
Goodwill (a)	394
Customer relationships (b)	900
Technology (c)	1,500
Total initial purchase price	$ 3,016

(a) Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed.
(b) Customer relationships are being amortized over 10 years, the period of time Insignia estimates it will benefit from the acquired customer relationship.
(c) Technology is being amortized over 5 years, the period of time Insignia estimates it will benefit from the technology acquired.

In performing the purchase price allocation of acquired intangible assets, Insignia considered its intention for future use of the assets, analysis of historical financial performance and estimates of future performance of Mi4e's products, among other factors. The amounts allocated to the intangible assets were determined through established valuation techniques used in the technology industry. Insignia determined the fair values of the above intangible technology assets using the "residual income" method, and for the customer relationships the "income approach" method was used.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed of $1,115,000 at December 31, 2006 and $592,000 at December 31, 2005 was assigned to goodwill. In accordance with SFAS 142, goodwill will not be amortized but is tested for impairment at least annually. This amount is not deductible for tax purposes.

The following table presents unaudited summarized combined results of operation of Insignia and Mi4e, on a pro forma basis, as though the companies had been combined as of the beginning of each period presented after giving effect to certain purchase accounting adjustments. The operating results of Mi4e have been included in Insignia's consolidated financial statements after March 16, 2005, the date of acquisition. The following unaudited pro forma amounts are in thousands, except the per share amounts.

	Year ended December 31,	
	2005	2004
Net revenues	$ 3,314	$ 1,187
Net loss attributable to ordinary shareholders	$ (9,304)	$ (7,519)

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the results of operations of Insignia had the acquisition actually taken place as of the beginning of the periods presented, nor indicative of Insignia's future results of operations. In addition, the above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from Insignia's acquisition of Mi4e.

3. Balance Sheet Detail

The following tables provide details of the major components of the indicated balance sheet accounts (in thousands):

	Year ended December 31, 2006	2005
Property and equipment, net:		
Computers and other equipment	$ 105	$ 1,536
Leasehold improvements	-	381
Software	226	186
Furniture and fixtures	19	79
	350	2,182
Less accumulated depreciation and amortization	(248)	(2,095)
	$ 102	$ 87

During the first quarter of 2006, the Company exited the property it leased in Fremont, California and in the second quarter of 2006 exited the property it leased in High Wycombe, England. In connection with these exits the Company recorded a loss on disposal of approximately $25,000 which has been included in other income (expense), net on the consolidated statements of operations. In addition, in connection with the exits the Company incurred costs to exit the leases aggregating $133,000 and employee redundancy costs of $72,000. These amounts are included in operating expenses on the consolidated statements of operations.

	Year ended December 31, 2006	2005
Accrued liabilities:		
Accrued legal and professional services	$ 427	$ 620
Accrued earn-out for Mi4e acquisition	721	198
Accrued compensation and payroll taxes	591	459
Accrued interest on note payable	102	14
Other	721	135
	$ 2,562	$ 1,426

Goodwill

During the first quarter of 2005, Insignia recorded $394,000 of goodwill associated with the purchase of Mi4e. Subsequent to the purchase and through December 31, 2006, Insignia increased its goodwill balance by $198,000 in 2005 and $523,000 in 2006 due to an accrual for an earn-out provision in the purchase agreement. At the time of the acquisition, Insignia had no other goodwill on its consolidated balance sheet.

Intangible assets

The components of intangible assets as of December 31, 2006 are as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	$ 1,500	$ (534)	$ 966
Customer relationships	900	(163)	737
Intangible assets	$ 2,400	$ (697)	$ 1,703

3. Balance Sheet Detail, continued

Intangible assets, continued

The components of intangible assets as of December 31, 2005 are as follows (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology	$ 1,500	$ (234)	$ 1,266
Customer relationships	900	(71)	829
Intangible assets	$ 2,400	$ (305)	$ 2,095

The identifiable intangible assets are subject to amortization and have approximate original estimated useful lives as follows: technology - five years and customer relationships - ten years.

The following table presents details of the amortization expense of intangible assets as reported in the consolidated statements of operations (in thousands):

	Year ended December 31,		
	2006	2005	2004
Reported as:			
Costs of net revenues	$ 300	$ 234	$ -
Operating expenses	92	71	-
Total	$ 392	$ 305	$ -

The future amortization of the identifiable intangible assets is as follows (in thousands):

Years Ending December 31,	
2007	$ 390
2008	390
2009	390
2010	155
2011	91
Thereafter	287
Total	$ 1,703

4. Stock Plans

We have four stock option plans, which provide for the issuance of stock options to employees and outside consultants of Insignia to purchase ordinary shares. At December 31, 2006, 2005, and 2004 approximately 2,058,000, 1,551,000 and 1,772,000 ordinary shares were available for future grants of stock options, respectively. Stock options are generally granted at prices of not less than 100% of the fair market value of the ordinary shares on the date of grant. Options granted under our option plans generally vest over a four year period. Options are exercisable until the tenth anniversary of the date of grant unless they lapse before that date.

4. Stock Plans, continued

The following table summarizes our stock option activity (in thousands, except per share data):

	Total	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2003	4,525	$ 1.69	7.6	
Granted	1,310	$ 1.23		
Exercised	(602)	$ 0.89		
Lapsed	(771)	$ 2.62		
Outstanding at December 31, 2004	4,461	$ 1.59	7.3	
Granted	1,960	$ 0.49		
Exercised	(245)	$ 0.37		
Lapsed	(1,738)	$ 0.99		
Outstanding at December 31, 2005	4,436	$ 1.39	5.7	
Granted	2,290	$ 0.20		
Exercised	-	$ -		$ -
Lapsed	(2,797)	$ 0.99		
Outstanding at December 31, 2006	3,929	$ 0.86	7.7	$ -
Exercisable and expected to become exercisable at December 31, 2006	2,475	$ 1.22	6.8	$ -
Exercisable at December 31, 2006	1,724	$ 1.61	5.8	$ -

Options outstanding at December 31, 2006 (in thousands, except per share data):

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.15-$0.30	1,295	9.8 years	$ 0.154
$0.31-$0.40	869	7.2 years	$ 0.36
$0.41-$0.50	325	8.8 years	$ 0.42
$0.51-$0.60	360	8.2 years	$ 0.53
$0.61-$1.00	426	7.2 years	$ 0.68
$1.01-$7.25	654	3.9 years	$ 3.47
	3,929	7.7 years	$ 0.86

4. **Stock Plans**, continued

Options exercisable at December 31, 2006 (in thousands, except per share data):

Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price
$0.30-$0.40	548	$ 0.37
$0.41-$0.50	98	$ 0.42
$0.51-$0.60	157	$ 0.53
$0.61-$1.00	287	$ 0.66
$1.01-$7.25	634	$ 3.55
	1,724	$ 1.61

In March 1995, Insignia's shareholders adopted the 1995 Employee Share Purchase Plan (the "Purchase Plan") with 275,000 ordinary shares reserved for issuance thereunder. On July 21, 1998, the number of shares reserved for issuance was increased to 525,000. On May 27, 1999, the number was increased to 900,000 and on June 30, 2004 the number was further increased to 1,200,000. The Purchase Plan enables employees to purchase ordinary shares at approximately 85% of the fair market value of the ordinary shares at the beginning or end of each six-month offering period. The Purchase Plan qualifies as an "employee stock purchase plan" under section 423 of the U.S. Internal Revenue Code. During 2005 and 2004 we issued 45,369 and 142,079 shares under the Purchase Plan, respectively. No shares were issued in 2006. At December 31, 2006, 289,430 ordinary shares were reserved for future Purchase Plan issuances.

In the second quarter of 2006 Insignia suspended contributions to the Purchase Plan and returned payroll deductions already made back to employees. No shares were issued during 2006 under the Purchase Plan. There were no liabilities outstanding related to the Purchase Plan at December 31, 2006

In November 2003, we entered into an agreement with an outside partner to purchase up to 500,000 warrants based upon the achievement of certain milestones. In January 2004, the partner achieved the first milestone and earned 200,000 warrants at a price of $1.03 per share. None of the remaining milestones have been achieved to date. In accordance with Emerging Issues Task Force ("ETIF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18"), we recorded charges of approximately $38,000 and $353,000 to earnings and an increase in the value of additional paid-in capital in 2003 and 2004, respectively, based on the number of options and warrants that vested. The warrant will be revalued as it vests and future charges will be recorded based on the number that vest using the Black-Scholes option pricing model.

5. **Employee Benefit and Pension Plans**

We have a 401(k) plan covering all of our U.S. employees and a defined contribution pension plan covering all our United Kingdom employees. Under both of these plans, employees may contribute a percentage of their compensation and we make certain matching contributions. Both the employees' and Insignia's contributions are fully vested and nonforfeitable at all times. The assets of both these plans are held separately from those of Insignia in independently managed and administered funds. Our contributions to these plans aggregated $10,000 in 2006, $33,000 in 2005, and $50,000 in 2004.

6. Income Taxes

The components of net deferred income tax assets are as follows (in thousands):

	Year Ended December 31,	
	2006	2005
Net operating loss carry forwards	$ 23,229	$ 22,032
Tax credit carry forwards	-	452
Accrued expenses, allowance and other temporary differences	319	270
Net deferred income tax assets before valuation allowance	24,548	22,754
Deferred income tax asset valuation allowance	(24,548)	(22,754)
Net deferred income tax asset	$ -	$ -

The components of loss before income taxes are as follows (in thousands):

	Year Ended December 31,		
	2006	2005	2004
United States	$ (4,308)	$ (5,864)	$ (4,288)
United Kingdom and other countries	(2,669)	(2,527)	(2,855)
	$ (6,977)	$ (8,391)	$ (7,143)

The components of the income tax expense (benefit) are as follows (in thousands):

	Year Ended December 31,		
	2006	2005	2004
Current:			
U.S. federal	$ -	$ -	$ -
U.S. state and local	-	-	(182)
United Kingdom and other countries	9	(29)	101
Total provision (benefit)	$ 9	$ (29)	$ (81)

Our actual provision (benefit) from income taxes differs from the provision (benefit) computed by applying the statutory federal income tax rate to loss before income taxes as follows:

	Year Ended December 31,		
	2006	2005	2004
U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State and local taxes, net of U.S. federal benefit	-	-	(2.5)
Foreign income taxes at other than U.S. rate	0.1	(0.3)	1.4
Valuation allowance for net deferred income tax assets	34.0	34.0	34.0
Effective tax rate	0.1%	(0.3)%	(1.1)%

As of December 31, 2006, we had available net operating loss ("NOL") carry forwards of approximately $64 million for U.S. federal tax purposes, which expire in various years from 2017 to 2026.

6. **Income Taxes**, continued

As of December 31, 2006, we had available NOL carry forwards of approximately $30 million for California tax purposes, which expire in various years through 2016. As a result of the suspension of the use of NOL's for 2002 and 2003, California extended the carryover terms for NOL's created in 2000 and 2001 from 10 years to 12 years and for NOL's originating in 2002, the carryover period extended from 10 years to 11 years.

Based on the available objective evidence, management believes it is more likely than not that the net deferred income tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2006 and 2005.

The tax reform act of 1986 limits the use of net operating loss and tax credit carry forwards in certain situations where changes occur in stock ownership of a company. In the event we have a change in ownership, utilization of the federal and state carry forwards could be restricted.

Certain research and development expenditures incurred in the United Kingdom qualify for a tax credit. The tax credit does not offset tax liability but rather is a refund. The estimated refund for 2005 was $192,000. The estimated refund for 2004 was $134,000. The estimated refund for 2003 reported in 2003 was $391,000. The actual amount received for 2003 was $188,000 and was received in January 2005. The difference of $203,000 between the actual United Kingdom tax credit and the actual refund received for 2003 was due to the research and development expenses for IDMS and OMC incurred in the United States, which were disallowed as the office in the United Kingdom was not leading the research and development process.

The Company has not yet filed its consolidated tax returns for 2004 through 2006, but will do so as soon as practicable.

Realization of these Federal and State Net Operating Losses are dependent on many factors including the completion of outstanding tax returns and the generation of future profits.

7. **Commitments and Contingencies**

Commitments

The following are future minimum payments under non-cancellable operating leases as of December 31, 2006 (in thousands):

Years Ending December 31,	
2007	$ 205
2008	139
2009	8
Total	$ 352

Total rental expense under all operating leases was $329,000, $289,000 and $334,000 in 2006, 2005 and 2004, respectively. Rental expense was net of sublease rental income of $100,000 in 2005 and $94,000 in 2004.

7. Commitments and Contingencies, continued

Guarantee agreements

Insignia, as permitted under Delaware law and in accordance with our Bylaws, indemnifies our officers and directors for certain events or occurrences, subject to certain limits, while the officer is or was serving at our request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum amount of potential future indemnification is unlimited; however, we do have a Director and Officer Insurance Policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of the insurance policy coverage we believe the fair value of these indemnification agreements is minimal.

In our sales agreements, we typically agree to indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date we have not paid any amounts to settle claims or defend lawsuits.

Insignia, on a limited basis, had granted price protection for the Jeode product line. The terms of these agreements were generally perpetual. We have not recorded any liabilities for these potential future payments either because they are not probable or we have yet to incur the expense.

Insignia warrants its software products against defects in material and workmanship under normal use and service for a period of ninety days. There is no warranty accrual recorded because potential future payments either are not probable or we have yet to incur any expense.

Change of control and severance arrangements

On December 12, 2006 and on April 2, 2007, the Company entered into revised employment agreements with its two senior executive officers (the "Eligible Executives") under which each is entitled to a bonus of 4% (5% if paid in stock) of either the exit valuation of the Company or net proceeds to Insignia (if Insignia is, or substantially all of its assets are, sold to a third party) or, if Insignia is not sold and continues to operate as an independent company on June 30, 2007, 4% (5% if paid in stock) of Insignia's average market capitalization during a week to be mutually agreed by Insignia and each Eligible Executive during the year following June 30, 2007.

Bonuses will be paid as follows:

1. 3% of any cash funding of at least $3,000,000 brought into the Company;
2. Up to $250,000 in cash (net of any payments under Item 1); and
3. At the discretion of the Board, the remainder (if any) to be paid in cash, or in fully tradable stock.

Any reduction in the bonus between payment dates will not require any refunds of previous bonus payments.

7. Commitments and Contingencies, continued

Change of control and severance arrangements, continued

In addition, should the Company be acquired or otherwise experience a change in control while the Eligible Executives are active employees of the Company and, at any time within twelve (12) months following the acquisition or change of control, their employment is terminated, or they are demoted or their responsibilities are otherwise reduced and they then resign from their position with the Company, then on termination or resignation they will be entitled to immediate vesting of 100% of any unvested or unearned stock options previously granted and 12 months pay plus target bonus, and the Company will pay medical premiums for their then current coverage for the period of 12 months following departure.

Contingencies

From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8. Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), provides for segment reporting based upon the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Insignia's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

Until April 2007 we operated in a single industry segment providing MDM software technologies that enable mobile operators and phone manufacturers to configure, update and upgrade mobile devices using standard over-the-air data networks. In 2006, the MDM product accounted for 100% of total revenue. One customer accounted for 39% of total revenue and a second customer generated 14% of the total revenue. In 2005, the MDM product accounted for 100% of the total revenue of which three customers generated 33% of the total revenue. In 2004, the IDMS and OMC, and the Jeode product lines accounted for 83% and 17%, respectively, of the total revenue. Royalties received from esmertec accounted for 100% of the Jeode revenue in 2004. The MDM revenue generated in 2004 was generated from four customers each accounting for 28%, 21%, 18% and 14%, respectively.

Revenue by product is as follows (in thousands):

	Year Ended December 31,		
	2006	2005	2004
Mobile Device Management	$ 2,838	$ 3,178	$ 450
Jeode	-	-	91
Total	$ 2,838	$ 3,178	$ 541

8. **Segment Reporting**, continued

Revenue by geographic area is as follows (in thousands):

	Year Ended December 31,		
	2006	2005	2004
U.S.	$ 348	$ 420	$ 150
Asia Pacific	687	691	300
EMEA	1,803	2,067	91
	$ 2,838	$ 3,178	$ 541
Percentage of total revenue			
U.S.	12%	13%	28%
Asia Pacific	24%	22%	55%
EMEA	64%	65%	17%
	100%	100%	100%

Revenues are attributed to countries based on the principal address of the customer.

As of December 31, 2006 and 2005, the majority of our long-lived assets were located outside the United States, principally in Sweden. As of December 31, 2006, all of our net intangible assets ($1,703,000) and goodwill ($1,115,000) were located outside the United States and $92,000 of our net property and equipment were located outside the United States. As of December 31, 2005, all of our net intangible assets ($2,095,000), goodwill ($592,000) and other non-current assets ($214,000) were located outside the United States and $44,000 of our net property and equipment were located outside the United States.

9. **Equity Transactions and Warrants**

Recent sales of securities

In 1999, a private placement transaction resulted in an allocation of $1.4 million to mandatorily redeemable warrants, of which $590,000 was allocated to the warrants issued, and $850,000 was allocated to additional warrants issuable under certain circumstances. During the quarter ended June 30, 2003, $850,000, which represented the relative fair value of the additional warrants issuable in connection with the 1999 private placement, was reclassified from mandatorily redeemable warrants to additional paid-in capital. The reclassification was a result of the expiration of the Company's obligation to issue these warrants.

In August 2003, warrants issued in the 1999 private placement were modified to reduce their exercise price to $0.40 per share. The modification was accounted for in accordance with SFAS 123 and resulted in a charge of approximately $88,000 to earnings and an increase in the value of the mandatorily redeemable warrants. In September 2003 and November 2003, warrants to purchase 334,177 and 112,500 ordinary shares were exercised for net proceeds of approximately $128,000 and $92,000, respectively. In connection with the exercise of the warrants, $640,000 was reclassified from mandatorily redeemable warrants to additional paid-in capital. In December 2004, the remaining warrants outstanding expired and $38,000 was reclassified from mandatorily redeemable warrants to additional paid-in capital.

9. Equity Transactions and Warrants, continued

Recent sales of securities, continued

In November 2000, we issued a total of 3,600,000 ordinary shares at a price of $5.00 per unit. Each share comprises one ADS and one half of one warrant to purchase one ADS. The registration statement became effective on December 24, 2000. The warrants expired on November 24, 2004. As compensation for services in connection with this private placement, we (i) issued five year warrants to purchase 225,000 of our ADSs at an exercise price of $5.00 per share, and (ii) paid a cash compensation equal to 6% of the gross proceeds received by us in the private placement to the placement agent. These warrants expired in November 2005 without being exercised.

In February 2001, we entered into agreements whereby we issued 940,000 ordinary shares in ADS form at a price of $5.00 per share to a total of 4 investors, including Wind River Systems, Inc. and a member of our board of directors, for net proceeds of $4.2 million. We also issued warrants to purchase 470,000 ADSs to the investors, at an exercise price per share of the lower of the average quoted closing sale price of our ADSs for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00 per share. All of these warrants were exercised in January 2004, resulting in proceeds of approximately $400,000 with $10,000 of issuance costs. We also issued warrants to purchase 25,000 ADSs to the placement agent exercisable at a price of $5.00 per share. These warrants expired on February 12, 2006 without being exercised. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

In September 2003, 1,613,465 ordinary shares in ADS form were purchased under the Fusion Capital securities subscription agreement resulting in proceeds of $827,000 less offering expenses of $89,000. In November 2003, Fusion Capital purchased 1,766,667 ordinary shares in ADS form. We received $1.3 million less offering expenses totaling $114,000. In accordance with the subscription agreement, Fusion Capital may not beneficially own more than 9.9% of the total ordinary shares. As a result, Fusion Capital requested that we only issue 1,000,000 shares and issue the balance at a later date. This resulted in $575,000 recorded as an ordinary share subscription on the consolidated balance sheet as of December 31, 2003. In January 2004, 766,667 ADSs were issued to Fusion Capital for $575,000 net of issuance costs of $10,000.

On January 5, 2004, we issued 2,262,500 ordinary shares in ADS form at a price of $0.80 to a total of 10 investors. We also issued warrants to purchase 565,625 ADSs to the investors at an exercise price of $1.04. The warrants are exercisable immediately and expire January 5, 2009. We received $1.8 million less offering expenses totaling approximately $0.2 million in this transaction. We also issued warrants to purchase 108,562 ADSs to the two principals of the placement agent, half of which are exercisable at a price of $1.09 per share and the other half at $0.92 per share. These warrants are exercisable immediately and expire on January 5, 2009.

On October 18, 2004, Insignia closed two equity financing transactions in which we raised over $2.3 million, net of transaction costs. We closed a private placement financing with certain institutional and other accredited investors pursuant to which we issued and sold 3,208,499 newly issued ADSs and warrants to purchase 802,127 ADSs, for a total purchase price of approximately $1.5 million, or $1.3 million net of transaction costs. The shares were priced at $0.48 per share, and the warrants have an exercise price of $1.06 per share. The warrants may be exercised any time after the date that is six months after the closing of the private placement until the earlier of April 18, 2010 or a change of control of Insignia. Nash Fitzwilliams Ltd. served as the private placement agent in the private placement. We issued warrants to purchase an aggregate of 204,597 ADSs to the two principals of Nash Fitzwilliams Ltd. as placement agent. The warrants issued to the Nash Fitzwilliams Ltd.'s principals have the same exercise price and terms as the warrants issued to the investors in the private placement.

9. Equity Transactions and Warrants, continued

Recent sales of securities, continued

Additionally, under a previously executed securities subscription agreement, we sold to Fusion Capital 2,500,000 shares of newly issued ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.0 million, net of transaction costs. As of October 18, 2004, we had sold an aggregate of $3.152 million of Insignia's ADSs (out of a total potential issuance of $6 million under the securities subscription agreement) to Fusion Capital.

Two investors in the private placement on October 18, 2004 were related parties of Insignia. Mark McMillan, our Chief Executive Officer, invested $25,000 to purchase 52,083 ADSs and warrants to purchase 13,021 ADSs. In addition, Vincent Pino, one of our directors, and his immediate family invested $200,000 to purchase 416,667 ADSs and warrants to purchase 104,167 ADSs.

During January 2005, we sold 299,007 ADSs for $200,000 under a securities subscription agreement that the Company had entered into with Fusion Capital in October 2002 (the"2002 Fusion Capital securities subscription agreement"). On February 9, 2005, Insignia sold to Fusion Capital 3,220,801 ADSs at a purchase price of $0.40 per share, resulting in proceeds of approximately $1.3 million. These shares were issued to Fusion Capital in a private placement.

On February 9, 2005, Insignia and Fusion Capital entered into a mutual termination agreement pursuant to which the 2002 Fusion Capital securities subscription agreement was terminated. As a result of this termination, the 2,000,000 shares issued on exercise of the warrants (described above) may be resold by Fusion Capital under the 2005 S-1 Registration Statement.

On February 10, 2005, Insignia entered into a Securities Subscription Agreement with Fusion Capital (the "2005 Fusion Capital securities subscription agreement") pursuant to which Insignia agreed to sell ADSs, representing ordinary shares having an aggregate purchase price of up to $12.0 million, to Fusion Capital over a period of 30 months. The shares will be priced based on a market-based formula at the time of purchase. We only have the right to receive $20,000 per trading day under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased under certain conditions as the price of our ADSs increases. In addition, Fusion Capital shall not have the right nor be obligated to subscribe for any ADSs on any trading days that the purchase price (as defined in the 2005 Fusion Capital securities subscription agreement) of our ADSs falls below $0.40 at any time during the trading day. The purchase price of our ADSs had been $0.40 or above $0.40 from October 25, 2005, the date when the 2005 S-1 Registration Statement was declared effective, until November 2, 2005. However, the purchase price of our ADSs has been less than $0.40 between November 3, 2005 through May 15, 2007, with the exception of February 24, 2006, at some point during each such trading day. Accordingly, our ability to obtain funding under the 2005 Fusion Capital securities subscription agreement is dependent on the trading price of our ADSs increasing to at or above $0.40 per ADS. As a commitment fee for this facility, we issued to Fusion Capital warrants for 2,000,000 ADSs exercisable at 20.5 pence per share and for 2,000,000 ADSs exercisable at the greater of 20.5 pence or $0.40 per share. In March 2006, Fusion Capital fully exercised the first warrant and partially exercised the second warrant as to 720,000 ADSs. Fusion Capital paid for the exercise of such warrants by cancellation of a promissory note issued to Fusion in the principal amount of $450,000, plus unpaid accrued interest, that Insignia had issued to Fusion Capital in November 2005 plus cash, which resulted in an aggregate of $523,225 in cash, net of share issuance costs, to Insignia.

9. **Equity Transactions and Warrants**, continued

Recent sales of securities, continued

In June 2005, Insignia issued convertible notes to three shareholders in exchange for a bridge financing of $275,000. On June 30, 2005, these notes were converted into the Series A Preferred Stock described below. In consideration of this bridge financing, we accrued loan fees in the form of ADSs representing 45,833 ordinary shares and warrants to purchase an aggregate of 45,833 ADSs at an exercise price of $0.58 per share were issued; these shares were valued at a market value of $25,200 and the warrants had a fair value, calculated using the Black-Scholes option pricing model, of approximately $17,000. These warrants expire on June 30, 2010.

On June 30, 2005 and July 5, 2005, we and our wholly-owned subsidiary, Insignia Solutions, Inc., entered into securities subscription agreements with Fusion Capital and other investors. Pursuant to these subscription agreements, we completed a closing for an aggregate of $1,000,000 on June 30, 2005 (including exchange of the $275,000 bridge notes issued in June 2005), and we completed a second closing on July 5, 2005 for an additional $440,400. Pursuant to these subscription agreements, our subsidiary issued its Series A Preferred Stock, no par value per share, to the investors. This preferred stock is non-redeemable. The shares of Series A Preferred Stock (plus all accrued and unpaid dividends thereon) held by each investor are exchangeable for ADSs (i) at any time at the election of such investor, (ii) automatically upon written notice by us to such investor in the event that the sale price of the ADSs on the Nasdaq SmallCap Market is greater than $1.50 per share for a period of ten consecutive trading days, and certain other conditions are met, and (iii) automatically to the extent any shares of the preferred stock have not been exchanged prior to June 30, 2007. The Series A Preferred Stock will accrue dividends at a rate of 15% per year compounded annually until June 30, 2007, at which time no further dividends will accrue, and are payable in the form of additional ADSs. Including accruable dividends, the shares of Series A Preferred Stock issued on June 30, 2005 and on July 5, 2005 will be exchangeable for 3,306,251 and 1,456,075 ADSs, respectively, at an initial purchase price of $0.40 per ADS. For the years ended December 31, 2006 and 2005, approximately $84,000 and $108,000, respectively, has been accrued for the value of the dividend in the accompanying consolidated statements of operations. Pursuant to the subscription agreements, we also issued to the investors on June 30, 2005 and July 5, 2005, warrants to purchase an aggregate of 2,500,000 and 1,101,000 ADSs, respectively, at an exercise price per share equal to the greater of $0.50 or the U.S. Dollar equivalent of 20.5 U.K. pence. These warrants are immediately exercisable and expire on June 30, 2010. We also entered into registration rights agreements with the investors pursuant to which we agreed to file a registration statement with the SEC covering the resale of (i) the ADSs issued to the investors upon exchange of the Series A Preferred Stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In connection with the July 5, 2005 closing of the private placement, we also issued warrants to purchase an aggregate of 77,070 ADSs to Anthony Fitzgerald and Next Level Capital, Inc. as compensation for services as placement agents, on substantially similar terms as the warrants issued to the investors in such private placement. The 2005 S-1 Registration Statement, which covers the resale of the ADSs issued to the investors upon exchange of the Series A Preferred Stock under their subscription agreements and the ADSs issuable upon exercise of the warrants issued to the investors, Anthony Fitzgerald and Next Level Capital, Inc. in the private placement was declared effective by the SEC on October 25, 2005.

In 2005, several of the June/July 2005 investors converted 740 shares of Series A Preferred Stock into 194,751 ADSs. In 2006, several of the June/July 2005 investors converted 9,564 shares of Series A Preferred Stock into 2,627,183 ADSs. In March and July 2006, Insignia and certain June/July 2005 Investors, a December 2005 Investor and Next Level Capital, Inc. amended the warrants issued to them to reduce the exercise price of such warrants to $0.25 per share and exercised warrants to purchase an aggregate of 1,203,392 ADSs, which resulted in approximately $300,000 in cash, net of share issuance costs.

9. Equity Transactions and Warrants, continued

Recent sales of securities, continued

The issuance of the Series A Preferred Stock of our subsidiary resulted in a beneficial conversion feature, calculated in accordance with EITF No. 00-27, "Application of Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features of Contingently Adjustable Conversion Ratios to Certain Convertible Instruments" ("EITF 00-27") based upon the conversion price of the Series A Preferred Stock into ADSs, and the fair value of the ADSs at the date of issue. Accordingly, the warrants issued as of June 30, 2005 were valued at $585,000 (using a Black-Scholes option pricing model) and the Company recognized $415,000 as a charge to additional paid-in capital to account for the deemed dividend on the Series A Preferred Stock as of the issuance date, which represented the amount of the proceeds allocated to the Series A Preferred Stock. The warrants issued as of July 5, 2005 (excluding the warrants issued to the placement agents) were valued at $244,000, using a Black-Scholes option pricing model and the Company recognized $196,000 as a charge to additional paid-in capital to account for the deemed dividend on the Series A Preferred Stock, as of the issuance date, which represented the amount of the proceeds allocated to the Series A Preferred Stock. The amount of the deemed dividend related to the beneficial conversion feature was recorded upon the issuance of the Series A Preferred Stock, as the Series A Preferred Stock can be converted into ADSs by the holder at any time.

On November 4, 2005, we issued a promissory note to Fusion Capital Fund II, LLC ("Fusion Capital") in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or $0.60, calculated upon exercise of such warrant. The warrant was exercisable immediately and expires on November 3, 2010. In March 2006, Insignia and Fusion Capital amended such warrant to reduce the exercise price to $0.35 per share. In addition, in March 2006, the promissory note to Fusion Capital in the amount of $450,000 was canceled, as Fusion Capital applied the outstanding principal balance plus unpaid accrued interest towards the exercise of warrants that were issued to Fusion Capital on February 10, 2005.

On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC ("Platinum") in the amount of $388,000, consisting of $350,000 in principal and $38,000 in accrued interest, in connection with a loan by Platinum to Insignia. The maturity date of the loan was January 12, 2006. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Of the $350,000 principal amount of the Platinum loan, Platinum remitted $300,000 directly to Silicon Valley Bank ("SVB") to pay off a loan entered into by Insignia in October 2005, which is described more fully in Note 11. The remaining $50,000 of the principal amount was remitted by Platinum directly to Insignia. In connection with the private placement that closed on December 29, 2005, $250,000 of the $350,000 principal amount of the Platinum loan was converted into shares of Series B Preferred Stock of our subsidiary, Insignia Solutions Inc. After conversion of a portion of the Platinum note, a $138,000 balance with Platinum remained at December 31, 2005 consisting of $100,000 in principal and $38,000 in accrued interest. The remaining balance was repaid in January 2006. In connection with the loan, we also issued 200,000 ADSs to Platinum with a value on the date of grant of $76,000.

9. Equity Transactions and Warrants, continued

Recent sales of securities, continued

On December 29, 2005, we and our subsidiary, Insignia Solutions Inc., entered into a Securities Subscription Agreement (the "December 2005 Subscription Agreement") with certain investors (the "December 2005 Investors"), pursuant to which we and our subsidiary completed a private placement and received aggregate proceeds of $1,975,000 (including exchange of $250,000 in bridge notes). Pursuant to the December 2005 Subscription Agreement, our subsidiary issued its Series B Preferred Stock to the December 2005 Investors. The Series B Preferred Stock is non-redeemable. The shares of Series B Preferred Stock (plus all accrued and unpaid dividends thereon) held by each December 2005 Investor are exchangeable for ADSs (i) at any time at the election of the investor or (ii) automatically upon written notice by the Company to the December 2005 Investor in the event that the sale price of the ADSs on the NASDAQ SmallCap Market is greater than $0.80 per share for a period of twenty consecutive trading days and certain other conditions are met. The Series B Preferred Stock will accrue dividends at a rate of 7.5% per year; the first year's dividends are payable in the form of additional ADSs upon exchange, and subsequent accrued dividends are payable only if declared by our subsidiary's board of directors. If the Company's stock is delisted from the Nasdaq National Market, which occurred on April 25, 2006, the dividend rate changes from 7.5% to 20%. Including accruable dividends, the shares of Series B Preferred Stock will be exchangeable for an aggregate of 9,178,068 ADSs, representing an initial purchase price of $0.25 per ADS. For the year ended December 31, 2006, approximately $320,000 has been accrued for the value of the dividend in the accompanying consolidated statement of operations. Pursuant to the December 2005 Subscription Agreement, we also issued warrants to purchase an aggregate of 9,085,000 ADSs to the December 2005 Investors at an exercise price of $0.37 per share. These warrants are exercisable from June 29, 2006 until December 29, 2010. In connection with the private placement, we also issued warrants to purchase an aggregate of 635,950 ADSs to Next Level Capital, Inc., as partial compensation for its services as placement agent, on substantially similar terms as the warrants issued to the December 2005 Investors in such private placement. The additional compensation to Next Level Capital, Inc. consisted of a cash payment equal to 7% of the gross investment proceeds of $1,975,000 or $138,250.

In addition, we entered into a registration rights agreement with the December 2005 Investors pursuant to which we agreed to file a registration statement with the SEC covering the resale of (i) the ADSs issued to the investors upon exchange of the Series B Preferred Stock under their subscription agreements and (ii) the ADSs issuable upon exercise of their warrants. In addition, the registration rights agreement provides that if a registration statement covering resale of the shares issued in the December 2005 private placement (i) has not been filed with the SEC on or prior to January 15, 2006, (ii) has not been declared effective by the SEC on or prior to April 15, 2006, or (iii) is not available for resale of such securities until the earlier of the date as of which such shares may be sold without restriction pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or the date on which each investor has sold all such securities, then we will make pro rata payments to each investor in the December 2005 private placement, as liquidated damages and not as a penalty, in an amount equal to 2% of the sum of (i) the aggregate purchase price paid by the investors for the shares of Series B Preferred Stock of our subsidiary, ADSs issuable upon exchange of such Series B Preferred Stock and warrants issued at the December 2005 private placement and (ii) the aggregate exercise price of the shares subject to warrants then issuable upon exercise of outstanding warrants then held by such investors, for each monthly anniversary following the date by which such registration statement should have been filed or have been declared effective by the SEC, as applicable.

9. Equity Transactions and Warrants, continued

Recent sales of securities, continued

The Company determined that the liquidated damages were onerous and thus, could result in net-cash settlement of the transaction in accordance with EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"). EITF 00-19 requires freestanding contracts that are settled in a company's own stock to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be initially recorded and carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires with changes in value reported to other income (expense) each period.

Accordingly, the Company determined that the Series B Preferred Stock should be accounted for as a liability and thus recorded the proceeds received from the issuance of the Series B Preferred Stock as a preferred stock liability on the consolidated balance sheet in the amount of $1,975,000. Since the warrants issued to the investors were also covered by the registration rights agreement they were also determined to be liabilities in accordance with EITF 00-19. The Company valued the warrants using the Black-Scholes option pricing model and recorded $1,975,000 as a discount to the Series B Preferred Stock. In accordance with EITF 00-27, the Company compared the amount allocated to the Series B Preferred Stock to the fair value of the common stock that would be received upon conversion to determine if a beneficial conversion feature existed. The Company determined that a beneficial conversion feature of $1,975,000 existed and, in accordance with EITF 00-27, amortized that amount immediately to the value of the Series B Preferred Stock, as the Series B Preferred Stock is immediately convertible. This amount was also included in non-cash interest expense since the Series B Preferred Stock was recorded as a liability.

In connection with the December 2005 Subscription Agreement, the Company incurred approximately $415,000 of specific incremental costs directly attributable to the transaction. These costs include legal and finder fees as well as the value of the warrants issued to Next Level Capital, Inc. These costs have been expensed as the Series B Preferred Stock has been classified as a liability in accordance with EITF 00-19 and the shares of Series B Preferred Stock are convertible into our ADSs at any time at the option of the holder.

On April 18, 2006, we entered into an agreement with the December 2005 investors to amend the registration rights agreement. The amendment caps potential liquidated damages resulting from any potential late effectiveness of the registration statement and allows the Company to pay any potential liquidated damages in cash or shares, at the Company's option. As a result of this amendment, the value of the shares of Series B Preferred Stock ($1,975,000) and the value of the warrants ($1,975,000) that were issued to the investors in such private placement were reclassified to additional paid-in capital on the consolidated balance sheet. In 2006, we expensed $680,000 related to the liquidated damages which represents the maximum amount for which the Company is liable under the liquidated damages clause.

The December 2005 Subscription Agreement limits the number of shares that can be issued to Fusion Capital under the 2005 Fusion Capital securities subscription agreement. Pursuant to the December 2005 Subscription Agreement, for such time as there are at least twenty percent of the number of shares of Series B Preferred Stock of our subsidiary, Insignia Solutions Inc., purchased under the December 2005 Subscription Agreement outstanding, Insignia shall not, without the consent of holders of 70% of the then-outstanding shares of the Series B Preferred Stock of our subsidiary, sell ADSs under the 2005 Fusion Capital securities subscription agreement at a price of less than $0.55 per ADS. Notwithstanding the above, Insignia could issue ADSs to Fusion Capital under the 2005 Fusion Capital securities subscription agreement after March 31, 2006 and before December 31, 2006 to raise equity capital to the extent necessary to satisfy minimum net worth requirements of the Nasdaq SmallCap Market, provided that certain conditions are met.

9. **Equity Transactions and Warrants**, continued

Share changes

At our general meeting of shareholders held on September 30, 2005, our shareholders approved an increase of 35,000,000 ordinary shares to our authorized share capital and a reduction of the nominal value of our ordinary shares from 20 pence per share to 1 pence per share. The reduction in the nominal value of our ordinary shares became effective on December 21, 2005 following confirmation that the shares had been registered with the U.K. Registrar of Companies.

Warrants

The following table summarizes activity of the Company's warrants:

	Warrants Outstanding and Exercisable	Warrants Outstanding Exercise Price
Outstanding at December 31, 2003	739,657	$4.77-$6.00(1)
Granted	1,880,991	$0.92-$1.09
Exercised	(470,000)	$6.00(1)
Lapsed	(19,657)	$4.77(1)
Outstanding at December 31, 2004	2,130,911	$0.92-$5.00
Granted	18,199,875	$0.35-$1.11
Exercised	-	-
Lapsed	(255,000)	$5.00
Outstanding at December 31, 2005	20,105,786	$0.35-$5.00(2)
Granted	-	-
Exercised	(3,923,392)	$0.332
Lapsed	(25,000)	$5.00
Outstanding at December 31, 2006	16,157,394	$0.25-$5.00(2)

(1) The $6.00 warrants are the lesser of $6.00 or 90% of 10-day average market value.

(2) Insignia amended the terms of warrants issued in June/July 2005 and in December 2005 held by the participating investors to reduce the exercise price of the warrants to $0.25 per share.
In March 2006, Fusion Capital exercised warrants to purchase an aggregate of 2,720,000 ADSs. In connection with this transaction Insignia amended the terms of warrants to purchase 562,500 ADSs issued to Fusion in November 2005 to reduce the exercise price from the lower of $0.50 or 20.5 pence per share to $0.35 per share.

10. Sale of Jeode Product Line and Java Virtual Machine Assets

In 2003, we sold our Jeode product line to esmertec A.G. ("esmertec") a Swiss software company focused on Java technologies, and transitioned our product focus to our MDM product line. This change in product focus resulted in a redirection of available resources from our historical revenue base towards the development and marketing efforts associated with the MDM product. In 2004, Insignia and esmertec executed an agreement transferring the intellectual property of Jeode and the title for Insignia's remaining prepaid royalties to esmertec, and executed a Termination and Waiver Agreement that effectively concluded the remaining business between the two companies and dissolved any ties going forward. The agreement offset esmertec related liabilities and deferred revenue totaling $853,000 against $600,000 of remaining guaranteed royalty payments due from esmertec in exchange for a final cash payment to Insignia of $185,000 in July 2004. The resulting net gain of $302,000 was recorded as other income in the second quarter of 2004 and is net of expenses. This agreement resulted in the full and final satisfaction of the deferred consideration and waiver of all future outstanding obligations pursuant to the 2003 asset purchase agreement.

11. Short-term Debt and Notes Payable to Related Parties

On December 19, 2005, we issued a secured promissory note to Platinum Long Term Growth I, LLC ("Platinum") in the amount of $388,000, consisting of $350,000 in principal and $38,000 in accrued interest expense, in connection with a loan by Platinum to Insignia. The maturity date of the loan was January 12, 2006. As security for the loan, we granted Platinum a security interest in substantially all of our assets, including intellectual property. Of the $350,000 principal amount of the Platinum loan, Platinum remitted $300,000 directly to SVB to pay off a loan entered into by Insignia in October 2005, which is described below. The remaining $50,000 of the principal amount was remitted by Platinum directly to Insignia. In connection with the private placement that closed on December 29, 2005, $250,000 of the $350,000 principal amount of the Platinum loan was converted into shares of Series B Preferred Stock of our subsidiary, Insignia Solutions Inc., and was accounted for as preferred stock liability per EITF 00-19 in the consolidated balance sheet (see Note 9). After conversion of a portion of the Platinum note, a $138,000 balance with Platinum remained outstanding at December 31, 2005 consisting of $100,000 in principal and $38,000 in accrued interest. The remaining balance was repaid in January 2006. In connection with the loan, we also issued 200,000 ADSs to Platinum with a value on the date of grant of $76,000.

On November 4, 2005, we issued a promissory note to Fusion Capital Fund II, LLC ("Fusion Capital") in the amount of $450,000 in connection with a loan by Fusion Capital to Insignia in the amount of $150,000 on September 22, 2005 and $300,000 on November 4, 2005. The annual interest rate of the loan is 17% on the outstanding balance computed on a basis of a 360-day year and the number of actual days lapsed. The maturity date of the loan is January 1, 2007. In connection with the loan, we issued to Fusion Capital a warrant to purchase 562,500 ADSs at a purchase price per share equal to the greater of the U.S. Dollar equivalent of 20.5 UK pence or $0.60, calculated upon exercise of such warrant. The warrant is exercisable immediately and expires on November 3, 2010. The relative fair value of the warrant, approximately $120,000, was recorded as a discount on the note and will be accreted to interest expense over the life of the note using the effective interest rate method. During the years ended December 31, 2006 and 2005, approximately $30,000 and $7,000, respectively, was amortized to interest expense. In March 2006, Insignia and Fusion Capital amended such warrant to reduce the exercise price to $0.35 per share. In addition, in March 2006, the promissory note to Fusion Capital in the amount of $450,000 was canceled, as Fusion Capital applied the outstanding principal balance plus unpaid accrued interest, net of the remaining unamortized debt discount of $83,000, towards the exercise of 2,720,000 warrants that were issued to Fusion Capital on February 10, 2005, resulting in net proceeds of approximately $523,000. In connection with this transaction Insignia amended the terms of warrants to purchase 562,500 ADSs issued to Fusion in November 2005 to reduce the exercise price of such warrants from the lower of $0.50 or 20.5 pence per share to $0.35 per share.

11. Short-term Debt and Notes Payable to Related Parties, continued

On October 3, 2005, Insignia entered into a Loan and Security Agreement with SVB pursuant to which Insignia may request that SVB finance certain eligible accounts receivable (each, a "financed receivable") by extending credit to Insignia in an amount equal to 80% of such financed receivable (subject to certain adjustments). The aggregate amount of financed receivables outstanding at any time may not exceed $1,250,000. On the maximum receivables of $1,250,000, we can borrow up to $1,000,000. Insignia must pay a finance charge on each financed receivable in the amount equal to 2% plus the greater of 6.5% or SVB's most recently announced prime rate (annualized), multiplied by the total outstanding gross face amount for such financed receivable. As security for the loan, we granted SVB a first priority security interest in substantially all of our assets, including intellectual property. Upon execution of the Loan and Security Agreement, Insignia paid SVB a non-refundable facility fee of $15,000. Insignia repaid the SVB loan using proceeds it received from the December 2005 loan from Platinum described above. In October 2006 and January 2007 this facility was extended in 3 month increments, with Insignia paying SVB a non-refundable facility fee each time of $4,000. As of December 31, 2006, approximately $508,000 was outstanding.

With the March 16, 2005 acquisition of Mi4e, Insignia assumed two notes payable. The largest note is to ALMI Företags Partner ("ALMI") and is referred to as a "regional development loan". The total loan amount was for Swedish Krona ("SEK") 700,000 or approximately $88,000. This note is to be repaid by May 31, 2007 in quarterly installments of approximately SEK 54,000 or approximately $6,800. The interest rate on this note was originally 9.25% which was revised to 8.75% per annum on July 1, 2005. As of December 31, 2006, the outstanding balance of the ALMI note was approximately SEK 129,000 or $19,000. This loan is secured by a chattel mortgage in the amount of SEK 700,000 or approximately $88,000. In addition to the ALMI note payable, there is a note payable to Skandinaviska Enskilda Banken ("SEB"). The total note amount was SEK 300,000 or approximately $38,000. The interest rate on the SEB note is approximately 6.75% per annum. As of December 31, 2006, the outstanding balance was approximately SEK 8,000 or approximately $1,000. This note is to be repaid by January 2007. This loan is secured by a chattel mortgage in the amount of SEK 500,000 or approximately $63,000. Both of these loans were repaid in the first quarter of 2007.

Between June 26 and September 11, 2006, Viscount Bearsted and Vincent Pino, members of the Board of Directors of Insignia, advanced to the Company and its subsidiaries amounts (in US Dollars, English Pounds and Swedish Krona) totaling approximately $895,000. These advances carried interest rates varying between 10% and 18%. In August 2006, Insignia repaid approximately $61,000 of the advances, and at November 1, 2006 the net amounts owing under these various advances, including interest, was approximately $873,000 in the aggregate which was converted at that time into two loans to Insignia Solutions, Inc., a subsidiary of the Company. The outstanding balance at December 31, 2006 of approximately $873,000 is shown as notes payable to related parties on the consolidated balance sheet. The loans are secured by all of the assets of the Company (subordinated to any financing under the current bank line of credit) of approximately $689,000 (in the case of Viscount Bearsted) and $184,000 (in the case of Mr. Pino) with a term of one year and carrying an annual interest rate of 10%. The notes are repayable within 30 days of a change of control of the Company or the sale of substantially all of the Company's assets. If not repaid when due, the interest rate on the notes increases to 20% retroactive to November 1, 2006. In December 2006 in consideration for subordinating these loans to bridge funding from Smith Micro, the Company agreed to pay these lenders additional interest in an amount equal to ten percent of the principal amount of the loans.

11. Short-term Debt and Notes Payable to Related Parties, continued

On December 22, 2006, Insignia entered into a Bridge Loan Agreement with Smith Micro pursuant to which Insignia borrowed $750,000 on December 22, 2006. Under this agreement, the Lender agreed to lend up to an additional $750,000 in the event that a definitive agreement (the "Definitive Agreement") between the parties was executed regarding the acquisition of substantially all of the assets of the Company by Smith Micro (the "Acquisition"). The loans are secured by substantially all of the assets of the Company and certain of its subsidiaries, including its intellectual property, and payment of the loans and performance of the Loan Agreement are guaranteed by the Company and certain of its subsidiaries. Pursuant to the Loan Agreement, Insignia has agreed to pay interest on the unpaid principal amount of the loans on a quarterly basis in the amount of ten percent (10%) per annum. The total principal amount of the loans becomes due and payable on the earlier of (i) the date on which the Acquisition is consummated, (ii) December 22, 2007, (iii) the date that is sixty (60) days after termination of the Definitive Agreement by the Lender under certain circumstances, or (iv) October 1, 2007, if the Definitive Agreement is not executed by the Registrant and Lender by January 30, 2007. In February 2007, Smith Micro increased the amount of the facility to $2 million and advanced an additional $1,250,000 to the Company under this bridge financing facility.

12. Joint Venture Agreement

On December 31, 2003, we entered into a joint venture agreement with J-Tek Corporation to form Insignia Asia Chusik Hoesa ("Insignia Asia"). We own 50% of the entity and are accounting for this investment under the equity method of accounting. During 2004, we made two investments of $75,000 each and recognized our share of losses of approximately $82,000. During 2005, our share of losses recognized was $68,000, leaving us with a zero balance in our investment in this joint venture. During 2005, we also recognized license and maintenance revenue of $193,000 from Insignia Asia, and Insignia Solutions, Inc., our subsidiary, loaned $50,000 to Insignia Asia, which is shown as a note receivable from related party on the consolidated balance sheet as of December 31, 2005. The note was due in December 2006 and had a zero percent interest rate. In 2006, Insignia Solutions Inc. wrote-off this note and, while not contractually obligated to do so, funded additional amounts totaling approximately $341,000 to Insignia Asia to allow them to continue operating. The entire amount of the advances was recorded as general and administrative expense on the consolidated statement of operations in 2006. No revenue was recognized for transactions with Insignia Asia in 2006.

13. Subsequent Events

On February 11, 2007, Insignia entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Smith Micro Software, Inc. ("Smith Micro"), pursuant to which Smith Micro agreed to acquire substantially all of the assets (the "Acquisition") of the Company. The Board of Directors of each party approved the Acquisition and the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the Company has agreed to indemnify Smith Micro against any and all claims and losses incurred or suffered by Smith Micro as a result of, among other things, any inaccuracy of any representation or warranty of the Company contained in the Asset Purchase Agreement for a period of one year. Under the terms of the Asset Purchase Agreement, which was amended and consummated on April 4, 2007, the aggregate consideration for the Acquisition was $18.575 million, consisting of:

- $12.5 million in cash;
- forgiveness of all indebtedness payable by Insignia under the Promissory Note (the principal amount of the note was $2.0 million on the closing date), and

13. Subsequent Events, continued

- a cash sum equal to the product of $2.575 million less the dollar amount of the Employee Liabilities (as defined in the amended Asset Purchase Agreement) assumed by Smith Micro at closing; provided that Smith Micro shall be entitled to withhold $500,000 of this amount until Insignia delivers to Smith Micro Insignia's audited financial statements (including the opinion of Insignia's independent accountants) as of and for the year ended December 31, 2006.

Smith Micro will hold back $1.5 million of the Acquisition consideration for twelve months as security for satisfaction of the Company's indemnification obligations under the Asset Purchase Agreement.

In March 2007, the Company purchased the remaining outstanding shares of Insignia Asia from J-Tek Corporation. The Company paid $250,000 upfront and may pay an additional $250,000 upon the licensing of the MDM product with a specific customer.